UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 15, 2006
ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32395 (Commission File Number)	01-0562944 (I.R.S. Employer Identification No.)
600 North Dairy Ashford
Houston, Texas 77079
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (281) 293-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 8.01 is incorporated herein by reference.

Item 8.01.	Other Events
     On March 15, 2006, ConocoPhillips, and its subsidiary ConocoPhillips Company, entered into two $7,500,000,000 364-day credit facilities (the “Bridge Facilities”) with Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and The Royal Bank of Scotland plc, as lenders, the Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agent, and The Royal Bank of Scotland PLC, as administrative agent. ConocoPhillips intends to utilize the Bridge Facilities to finance a portion of the purchase price of its proposed acquisition of Burlington Resources Inc. by merger into a wholly-owned subsidiary of ConocoPhillips (the “Merger”). Funding under the Bridge Facilities is expected to occur in a single draw under each Bridge Facility on the same date as the closing of the Merger, but in no event later than 364 days after the closing date of the Bridge Facilities. ConocoPhillips Company has fully and unconditionally guaranteed the payment obligations of ConocoPhillips, the borrower, under the Bridge Facilities.
     The Bridge Facilities contain customary events of default, covenants and conditions. In addition, the Bridge Facilities contain covenants restricting, among other things, the creation or maintenance of certain liens on the property or assets of ConocoPhillips and its subsidiaries, mergers or consolidations involving ConocoPhillips and transfers by ConocoPhillips of all or substantially all of its assets. Upon an event of default, the lenders may increase the interest rate 2% above what would otherwise be applicable, terminate their obligations to make loans under the Bridge Facilities and declare amounts due thereunder immediately due and payable. The lenders may also accelerate the payment of borrowings under the Bridge Facilities upon certain change of control events involving ConocoPhillips.
     In addition, one of the Bridge Facilities contains a provision anticipating the execution of a subsequent term loan facility in an amount up to $5.0 billion and a revolving loan facility up to an amount of $2.5 billion, the proceeds of which would be used to repay any outstanding indebtedness under that Bridge Facility.
     At the election of ConocoPhillips, loans under the Bridge Facilities may be eurodollar loans; reference rate loans; or a combination of the two. The initial eurodollar loans bear interest as calculated by reference to a standard rate for overnight deposits in dollars, plus an applicable margin based on ConocoPhillips’ senior credit rating. Subsequent eurodollar loans bear interest at a rate calculated per annum based on the London Interbank Offered Rate, also in addition to such applicable margin. Reference rate loans bear interest at the higher of (i) the Federal Funds Rate plus 1/2 of 1% or (ii) the fluctuating daily rate of interest publicly announced by certain lender parties from time to time as their prime rate. Once borrowed, amounts drawn under the Bridge Facilities are not subject to re-borrowing. Any amounts borrowed under the Bridge Facilities must be repaid within 364 days following the closing date of the Bridge Facilities.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS
/s/ Stephen F. Gates
March 20, 2006	Stephen F. Gates
Senior Vice President and General Counsel